Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 14, 2007, relating to the financial statements of Genitope Corporation (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the change in accounting for stock-based compensation upon adoption of Statement of Financial Accounting Standards No. 123(R), Share Based Payment, effective January 1, 2006), and management’s report of the effectiveness of internal control over financial reporting, appearing in Genitope Corporation’s Annual Report on Form 10-K for the year ended December 31, 2006, and to the reference to us under the heading “Experts” in the Form S-3, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

San Francisco, CA October 17, 2007